Media Contact:         David Rubinger 404.502.1240 / david.rubinger@statebt.com
Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Announces
Establishment of Rule 10b5-1 Share Repurchase Plan
ATLANTA, GEORGIA, March 17, 2015 - State Bank Financial Corporation (NASDAQ: STBZ) today announced that on March 12, 2015, it entered into a written trading plan with a broker for the purpose of repurchasing up to one million shares of its common stock in accordance with the guidelines specified in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
A plan under Rule 10b5-1 allows companies to repurchase shares when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. The broker will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company's behalf in accordance with the terms of the plan. Because repurchases made under the plan are subject to SEC regulations as well as certain constraints specified in the plan, there is no guarantee regarding the exact number of shares that will be repurchased under the plan.

About State Bank Financial Corporation
State Bank Financial Corporation is an Atlanta-based bank holding company for State Bank and Trust Company and First Bank of Georgia. State Bank operates 21 banking offices in Metro Atlanta and Middle Georgia. First Bank of Georgia operates seven banking offices and four mortgage origination offices in the Augusta and Savannah, Georgia MSAs.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "intend," "plan," "seek," "believe," "expect," "strategy," "future," "likely," "project," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include our plan to repurchase of shares of our common stock. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as the market price of our stock compared to the price at which we have authorized our broker to repurchase our shares. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the most recently ended fiscal year, for a description of some of the other factors that may affect actual outcomes.

To learn more about State Bank, visit www.statebt.com.